Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION

For use by Domestic Profit Corporations

Pursuant to the provisions of Act 284, Public Acts of 1972, the undersigned corporation executes the following Articles:

1.                                       The present name of the Corporation is:

BIG BUCK BREWERY & STEAKHOUSE, INC.

2.                                       The identification number assigned by the Bureau is:

049-222

3.                                       All former names of the Corporation are:

MICHIGAN BREWERY, INC.

4.                                       The date of filing the original Articles of Incorporation was:

November 29, 1993

The following Restated Articles of Incorporation supersede the Articles of Incorporation as amended and shall be the Articles of Incorporation for the corporation:

ARTICLE I

The name of the corporation is:

BIG BUCK BREWERY & STEAKHOUSE, INC.

ARTICLE II

The purpose or purposes for which the corporation is formed are:

To engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan.

ARTICLE III

The total authorized shares:

Common shares 10,000,000, par value $0.01 per share

Preferred shares 5,000,000, par value $0.01 per share

A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

The Board of Directors of the Corporation (the “Board of Directors”) may cause the Corporation to issue preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board of Directors.  Such resolutions, when filed, shall constitute amendments to these Restated Articles of Incorporation.

Effective as of the close of business on the date of filing these Restated Articles of Incorporation (the “Effective Time”), the filing of these Restated Articles of Incorporation shall effect a reverse stock split on the basis of one new common share for every seven then issued and outstanding common shares, while maintaining the number of authorized common shares and preferred shares, and their par values, as set forth in this Article III (the “Reverse Split”).

Immediately as of the Effective Time, and without any action by the holders of outstanding common shares, but subject to the redemption of fractional shares described below, outstanding certificates representing the Corporation’s common shares shall represent for all purposes, and each common share issued and outstanding immediately before the Effective Time shall automatically be converted into, new common shares in the ratio of seven old common shares for one new common share, all by virtue of the Reverse Split and without any action on the part of the holder of such common shares.

Notwithstanding any of the foregoing to the contrary, no scrip or fractional common shares shall be issued in connection with the Reverse Split.  In lieu thereof each record holder of common shares as of the Effective Date who would otherwise have been entitled to receive a fractional new common share shall, upon surrender of such shareholder’s certificates representing pre-split common shares, have the post-split common shares to which they are entitled rounded to the nearest whole share and receive either a whole common share or nothing in lieu of their fractional post-split common share.  As of the Effective Time such fractional shares shall no longer represent equity interests in the Corporation, and shall not be entitled to any voting, dividend or other shareholder rights; rather, they shall represent only the right to receive the common shares, if any, described in this paragraph.

ARTICLE IV

A.                                   The address of the registered office is:

550 South Wisconsin Street

Gaylord, Michigan 49734

B.                                     The mailing address of the registered office, if different than above:

Not applicable

C.                                     The name of the current resident agent is:

William F. Rolinski

ARTICLE V

When a compromise or arrangement or a plan of reorganization of this Corporation is proposed between this Corporation and its creditors or any class of them or between this Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of this Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs.  If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of this Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this Corporation.

ARTICLE VI

The number of directors shall be the number specified in or fixed in accordance with the By-Laws.  The Board of Directors shall have the power to fix or change the number of directors unless the shareholders, in amending or repealing the By-Laws, provide expressly that the Board of Directors shall not amend or repeal the By-Law establishing the number of directors.

ARTICLE VII

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of the director’s fiduciary duty.  However, this Article shall not eliminate or limit the liability of a director for any of the following:

(1)                                  A breach of the director’s duty of loyalty to the Corporation or its shareholders.

(2)                                  Acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law.

(3)                                  A violation of Section 551(1) of the Act.

(4)                                  A transaction from which the director derived an improper personal benefit.

(5)                                  An act or omission occurring prior to the effective date of this Article.

Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of any director of the Corporation existing at the time of, or for or with respect to, any acts or omissions occurring before such repeal or modification.

These Restated Articles of Incorporation were duly adopted on the 30th day of August, 2002, in accordance with the provisions of Section 642 of the Act and were duly approved by the shareholders.  The necessary number of shares as required by statute were voted in favor of these Restated Articles.

Signed this 6th day of September, 2002

By	/s/ William F. Rolinski
William F. Rolinski
President and Chief Executive Officer